Exhibit 4.2

NCI BUILDING SYSTEMS, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 16, 2015

8.25% Senior Notes Due 2023

1

FIRST SUPPLEMENTAL INDENTURE, dated as of January 16, 2015 (this “Supplemental Indenture”), among NCI BUILDING SYSTEMS, INC. (the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of January 16, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes in series;

WHEREAS, Section 901(8) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;

WHEREAS, in connection with the issuance of the January 2015 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the January 2015 Notes as hereinafter described; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.   Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.   Title of Notes. There shall be a series of Notes of the Company designated the “8.25% Senior Notes due 2023” (the “January 2015 Notes”).

3.   Maturity Date. The final Stated Maturity of the January 2015 Notes shall be January 15, 2023.

2

4.   Interest and Interest Rates. Interest on the Outstanding principal amount of the January 2015 Notes will accrue at the rate of 8.25% per annum and will be payable semi-annually in arrears on January 15 and July 15 in each year, commencing on July 15, 2015, to holders of record on the immediately preceding January 1 and July 1, respectively (each such January 1 and July 1, a “Regular Record Date”). Interest on the January 2015 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from January 16, 2015, except that interest on any Additional January 2015 Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional January 2015 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional January 2015 Notes (or if the date of issuance of such Additional January 2015 Notes is an Interest Payment Date, from such date of issuance); provided that if any January 2015 Note issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5.   No Limitation on Aggregate Principal Amount. The aggregate principal amount of the January 2015 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the January 2015 Notes shall initially be $250.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the January 2015 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the January 2015 Notes (any such Additional Notes, “Additional January 2015 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.

6.   Redemption. (a) The January 2015 Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after January 15, 2018 and prior to maturity at the applicable redemption price set forth below. The January 2015 Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Redemption Period	Price
2018	106.188%
2019	104.125%
2020	102.063%
2021 and thereafter	100.000%

3

(b)           In addition, at any time and from time to time prior to January 15, 2018, the Company at its option may redeem the January 2015 Notes in an aggregate principal amount equal to up to 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional January 2015 Notes, or any other Additional Notes of the same series as the January 2015 Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 108.25%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of January 2015 Notes equal to at least 50% of the original aggregate principal amount of January 2015 Notes (including the principal amount of any Additional January 2015 Notes, or any other Additional Notes of the same series as the January 2015 Notes) must remain outstanding immediately after each such redemption. Any amount payable pursuant to this Section 6(b) may be funded from any source (including amounts in excess of the Redemption Amount). Any notice of any such redemption may be given prior to the completion of the related Equity Offering, but in no event may be given more than 180 days after the completion of the related Equity Offering.

(c)           At any time prior to January 15, 2018, the January 2015 Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

“Applicable Premium” means, with respect to a January 2015 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such January 2015 Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such January 2015 Note on January 15, 2018 (such redemption price being that described in Section 6(a)), plus (2) all required remaining scheduled interest payments due on such January 2015 Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such January 2015 Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

4

“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to January 15, 2018; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(d)           Notwithstanding clauses (a), (b) and (c) of this Section 6, in connection with any tender for the January 2015 Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding January 2015 Notes (including the principal amount of any Additional January 2015 Notes, or any other Additional Notes of the same series as the January 2015 Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the January 2015 Notes (including any Additional January 2015 Notes and any Additional Notes of the same series as the January 2015 Notes) validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the January 2015 Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date.

(e)           Any redemption of Notes pursuant to this Section 6 may be made upon notice sent electronically or, at the Company’s option, mailed by first class mail to each Holder’s registered address in accordance with Section 1005 of the Indenture, and, if applicable, the Company should notify the Trustee of such redemption date, and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

5

(f)           Any redemption of Notes pursuant to this Section 6 (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

7.   Form. The January 2015 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).

8.   Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

9.   Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

10.   Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

11.   Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

6

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GUARANTORS:

NCI GROUP, INC.

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Executive Vice President, Chief
Financial Officer and Treasurer

ROBERTSON-CECO II CORPORATION

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Executive Vice President, Chief
Financial Officer and Treasurer

STEELBUILDING.COM, INC.

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Joseph P. O’Donnell
Authorized Officer

[Signature Page to First Supplemental Indenture]